Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: GBGI
June 1, 2009	TRADED: OTCBB

GOLD BAG, INC. CONFIRMS NEW BUSINESS

AND FORWARD STOCK SPLIT

Dallas, TX – June 1, 2009– Gold Bag, Inc. [OTCBB: “GBGI”] f/k/a Real Estate Referral Center, Inc. (“Gold Bag” or the “Company”) changed its name to Gold Bag, Inc. to reflect its new business of purchasing and recycling items containing precious metals. In recent months, the Company elected Lance Ayers as its sole officer and director.

In April 2009, Mr. Ayers, as the Company’s sole officer, director, and majority shareholder, approved a change in the business and name of the Company and also declared a forward stock split on a 10 for 1 basis (the “Forward Split”) of the Company’s 6,964,000 outstanding shares of Common Stock. The Record Date of May 22, 2009 was set to determine the shareholders entitled to receive the Forward Split shares. The Pay Date for the Forward Split shares was May 29, 2009 after which there were approximately 69,640,000 shares outstanding. At the opening of the market today, the name change and Forward Split were effective and the Company now trades its Common Stock under the symbol “GBGI”

Gold Bag is in the business of purchasing gold coins and unwanted or broken jewelry directly from the general public via pre-paid, insured mailer. Dealing with the customer directly enables a faster sale to the consumer and all parties avoid the costs of a middleman. Once the gold coins and items containing precious metals are purchased from the customer, the items are sent to a refinery that produces a pure form of the precious metal that is then sold for a profit.

Mr. Ayers, the Company’s President stated, “In effecting the Forward Split, we are attempting to enhance shareholder value and provide increased liquidity in the current trading market. We believe our new business opportunity is exciting and relevant, and when fully implemented, will put the Company into a cash-flow positive position before year end.”

About Gold Bag, Inc.

Gold Bag, Inc. is in the business of purchasing gold coins and other items containing precious metals directly from the general public to provide a fast and convenient solution for those who want to sell their unwanted items. Our customers can be any individual and entity worldwide. Customers simply request a pre-paid, insured mailer on our future website, www.goldbag.com. The customer’s items are delivered to a secure location and analyzed for precious metal content. Within 72 hours of the analysis, payment is sent to the customer. If the customer accepts the offer, the purchased items are refined and sold for profit.

Questions may be addressed to support@goldbag.com or to President Lance Ayers at 972-364-9096. More information about the Company will soon become available on its new website at www.goldbag.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy securities of Gold Bag, Inc. Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward-looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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